UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2006

ADELPHIA COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16014	23-2417713
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5619 DTC Parkway—Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 268-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In an order dated June 16, 2006, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved new provisions for termination, for the payment of the breakup fee and, under certain circumstances, for a credit to the purchase price of approximately $440 million, and reaffirmed the effectiveness of the “no-shop provision” (collectively the “Additional Buyer Provisions”) contained in the two forms of amendments to the asset purchase agreements with Time Warner NY Cable LLC (“Time Warner”) and Comcast Corporation (“Comcast”, and together with Time Warner, the “Buyers”) (as so amended the “Amended Purchase Agreements” (in their original form, the “Purchase Agreements”)) and overruled all objections thereto. The Amended Purchase Agreements proposed to be entered into are by and between Adelphia Communications Corporation (the “Company,” together with certain of its subsidiaries, the “Debtors”) and Time Warner and by and between the Company and Comcast in connection with a sale of assets by the Debtors pursuant to section 363 of title 11 of the United States Code (a “363 Sale”).

Pursuant to the Additional Buyer Provisions, if neither of the Amended Purchase Agreements has been terminated by one of the Buyers prior to September 1, 2006 (except in limited circumstances), the closing of the transactions set forth in the Amended Purchase Agreements (the “Closing”) has not occurred on or before August 31, 2006 (other than due to (i) the failure to obtain approval from the Federal Communications Commission, (ii) certain breaches by one of the Buyers or (iii) a material adverse change in the business of Time Warner Cable Inc.), and the Debtors have not notified the Buyers in writing that they have terminated their efforts to pursue a 363 Sale prior to the earlier of July 31, 2006 or, except in certain circumstances, the entry of an order of the bankruptcy court approving the 363 Sale and confirming the Proposed Plan (as defined below), then (i) the purchase price will be reduced by approximately $440 million if the Closing occurs or (ii) if the Closing does not occur an amount equal to the current termination fee will be paid upon the earlier of (x) the consummation of certain sale transactions and (y) the effective date of a chapter 11 bankruptcy plan of reorganization of the Debtors involving a substantial portion of their assets.

A hearing to approve the 363 Sale and confirm a modified chapter 11 bankruptcy plan of reorganization (the “Proposed Plan”) relating to Parnassos Communications, L.P. and Century-TCI California Communications, L.P., the joint ventures the Debtors hold with Comcast, is expected to be held in late June 2006.

More information on the process to consummate the Comcast and Time Warner sales under the Proposed Plan and a 363 Sale can be found in the Current Report on Form 8-K furnished by the Company to the Securities and Exchange Commission (the “SEC”) on May 31, 2006.

This filing is not intended to be, nor should it be construed as, a solicitation for a vote on the Proposed Plan.

2

Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements. All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected future financial position, results of operations, cash flows, sale of the Company, settlements with the SEC and the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”), restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include whether the proposed sale of the Company’s assets to Time Warner and Comcast is approved and consummated, whether the Third Modified Fourth Amended Joint Plan of Reorganization, filed with the Bankruptcy Court on June 22, 2006, for the Comcast joint ventures, will be approved and consummated in time to close the sale of such assets to Time Warner and Comcast, the potential costs and impacts of the transactions contemplated by the proposed modifications, whether the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, filed with the Bankruptcy Court on April 28, 2006, is confirmed and consummated in time to close the sale of such assets to Time Warner and Comcast in the event the contemplated modifications to such sale transactions are not timely consummated, whether the transactions contemplated by the settlements with the SEC and the U.S. Attorney and any other agreements needed to effect those transactions are consummated, the Company’s pending bankruptcy proceeding, results of litigation against the Company, results and impacts of the proposed sale of the Company’s assets, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, pricing and availability of programming, equipment, supplies and other inputs, the Company’s ability to upgrade its broadband network, technological developments, changes in general economic conditions, and those discussed under Items 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the period ended March 31, 2006 and in the Debtors’ supplement to the Fourth Amended Disclosure Statement, filed with the Bankruptcy Court on April 28, 2006, which is available in the investor relations section of the Company’s website at www.adelphia.com. Information contained on the Company’s Internet website is not incorporated by reference into this report. Many of these factors are outside of the Company’s control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2006	ADELPHIA COMMUNICATIONS CORPORATION (Registrant)

	By:	/s/ Brad M. Sonnenberg
Name: Brad M. Sonnenberg
Title: Executive Vice President, General Counsel and Secretary